American Woodmark Corporation
                            3102 Shawnee Drive
                        Winchester, Virginia  22601

                 Notice of Annual Meeting of Shareholders


TO THE SHAREHOLDERS OF
AMERICAN WOODMARK CORPORATION:

     The Annual Meeting of Shareholders of American Woodmark Corporation (the "Company") will be held at Piper's at Creekside, Route 11 South, Winchester, Virginia, on Wednesday, August 23, 1995 at 9:00 a.m., Eastern Daylight Time, for the following purposes:

     1.   To elect eight directors to serve for the ensuing year;

     2. To ratify the selection by the Board of Directors of Ernst & Young LLP as independent certified public accountants of the Company for the fiscal year ending
          April 30, 1996;

     3.   To consider and vote upon a proposal to approve a Stock
          Option Plan for Non-Employee Directors; and

     4. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only holders of record of shares of Common Stock at the close of business on June 26, 1995 will be entitled to vote at the meeting and any adjournments thereof.

     Whether or not you plan to attend the meeting, please fill in, date, sign and return the enclosed proxy promptly in the enclosed envelope.

     You are cordially invited to attend the meeting.



                         By Order of the Board of Directors




                         CAROL LENTZ
                         Secretary


July 17, 1995

                       AMERICAN WOODMARK CORPORATION
                             3102 Shawnee Drive
                        Winchester, Virginia  22601

                              PROXY STATEMENT

                            GENERAL INFORMATION

     This Proxy Statement, mailed to shareholders on or about July 17, 1995, is furnished in connection with the solicitation by American Woodmark Corporation (the "Company") of proxies in the accompanying form for use at the Annual Meeting of Shareholders to be held on August 23, 1995, and at any adjournments thereof. A copy of the annual report of the Company for the fiscal year ended April 30, 1995 is being mailed to you with this Proxy Statement.

     In addition to the solicitation of proxies by mail, the Company's officers and regular employees, without compensation other than regular compensation, may solicit proxies by telephone, telegraph and personal interview. The Company will bear the cost of all solicitation.

     On June 26, 1995, the date for determining shareholders entitled to vote at the meeting, there were 7,569,663 shares of common stock of the Company ("Common Stock") outstanding and entitled to vote. Each such share of Common Stock entitles the holder thereof to one vote.

     Any shareholder giving a proxy may revoke it at any time before it is voted. Proxies may be revoked by filing with the Secretary of the Company written notice of revocation bearing a later date than the proxy, by duly executing a later dated proxy relating to the same shares or by attending the annual meeting and voting in person.

     A proxy, if executed and not revoked, will be voted for the election of the nominees for director named herein, for the proposed Stock Option Plan for Non-Employee Directors and for the ratification of Ernst & Young LLP as independent certified public accountants of the Company unless such proxy contains specific instructions to the contrary, in which event it will be voted in accordance with such instructions. Abstentions will be considered as votes represented at the annual meeting for quorum purposes, but a vote to abstain will not be counted as a vote for or against any of the proposals.

                        ITEM 1 - ELECTION OF DIRECTORS

     The persons named below, all of whom currently serve as directors of the Company, have been nominated to serve as directors until the next Annual Meeting of Shareholders and until their successors have been elected. Other nominations may be made from the floor at the annual meeting.

     Although the Company anticipates that all of the nominees named below will be able to serve, if at the time of the meeting any nominees are unable or unwilling to serve, shares represented by properly executed proxies will be voted at the discretion of the persons named therein for such other person or persons as the Board of Directors may designate.

     On February 28, 1995 the Board of Directors voted to add
Martha M. Dally and James J. Gosa as directors, filling two previous vacancies. Ms. Dally and Mr. Gosa are included in the nominees for reelection as directors.


Nominees
                                 Principal Occupation                Director
                                 During the Last Five                of
                                 Years and Directorships             Company
  Name                   Age     in Public Companies                 Since

William F. Brandt, Jr.   49      Company Chairman and President        1980

Richard A. Graber        59      Commercial Real Estate Developer      1980
                                 and owner of retail operations
                                 from 1988 to present; Company
                                 Vice President, Marketing from
                                 1980 until retirement in 1988

Donald P. Mathias        56      Company Vice President, Assembly      1980
                                 and Distribution from 1994 until
                                 retirement in 1995; Company
                                 Vice President, Operations,
                                 from 1980 to 1994

John T. Gerlach          62      Director of MBA Program,              1980
                                 Sacred Heart University from
                                 1992 to present; Assistant to
                                 the President of Sacred Heart
                                 University from 1990 to 1992;
                                 Adjunct Professor of Finance of
                                 Drexel University Graduate School
                                 of Business from 1988 to 1990;
                                 Director, SAFE, Inc. and Uno
                                 Restaurant Corp.

Daniel T. Carroll        69      Chairman and President of The         1986
                                 Carroll Group, Inc. (management
                                 consulting business); Director,
                                 Aon Corporation, A.M. Castle &

                                 Co., Comshare, Inc., Diebold,
                                 Incorporated, Michigan National
                                 Corporation, Wolverine World Wide,
                                 Incorporated, UDC Homes, Inc.,
                                 Woodhead Industries, Inc., DeSoto,
                                 Inc. and Oshkosh Truck Corp.

C. Anthony Wainwright    61      Chairman of Harris, Drury, Cohen,     1987
                                 Inc. (an advertising agency) 1995;
                                 Chairman in 1994 and Vice Chairman
                                 and CEO from 1990 to 1994 of
                                 Campbell Mithun Esty Inc. (an
                                 advertising agency); President of
                                 the Bloom Companies, Inc. and Chief
                                 Executive Officer of the Bloom Agency
                                 (an advertising agency) from 1980 to
                                 1990; Director, Gibson Greeting Inc.,
                                 Del Webb Corp., All-Comm Media and
                                 Specialty Retailing

James J. Gosa            48      Company Executive Vice President      1995
                                 from  1993 to present; Company Vice
                                 President, Sales and Marketing
                                 from 1991 to 1993; Vice President
                                 Marketing and Branch Operations,
                                 Thomas Somerville Co. 1985 to 1991

Martha M. Dally          44      Executive Vice President-Personal     1995
                                 Products, Sara Lee Corporation
                                 from 1994 to present; Vice President,
                                 Personal Products from 1989 to 1993,
                                 Sara Lee Corporation

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors, and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended April 30, 1995 all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with; except that one report for one transaction was filed late by Mr. Donald P. Mathias, Vice President Assembly and Distribution, and an initial report of ownership was filed late by Ms. Martha M. Dally upon her election as a member of the Company's Board of Directors.

                  PRINCIPAL SHAREHOLDERS OF THE COMPANY

  The following table sets forth information regarding shares of Common Stock beneficially owned as of June 26, 1995 by (i) each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each named executive officer, and (iv) the directors and executive officers as a group. Unless otherwise noted, each individual has sole voting power and sole investment power with respect to the number of shares set forth opposite his or her name. The addresses of each person listed below who owns more than 5% of the outstanding shares of Common Stock are: Mr. Brandt, 3102 Shawnee Drive, Winchester, Virginia 22601; Mr. Mathias, 5240 62nd Ave. South, St. Petersburg, Florida 33715; Mrs. Stout, P.O. Box 206, Cross Junction, Virginia 22625; and Mr. Graber, 1712 Handley Ave., Winchester, Virginia 22601.
                                                    Aggregate
                                       Number      Percentage
        Name                          of Shares       Owned

 William F. Brandt, Jr. (1)......    2,377,085         30.9
 Mary Jo Stout(2)................      944,433         12.3
 Richard A. Graber (3)...........      825,854         10.7
 Donald P. Mathias (4)...........      640,472          8.3
 David L. Blount (5).............      176,625          2.3
 James J. Gosa (6)...............       47,102           *
 C. Stokes Ritchie (7)...........       16,167           *
 John T. Gerlach (8).............       13,552           *
 Daniel T. Carroll (9)...........        8,767           *
 C. Anthony Wainwright (10)......        3,388           *
 Martha M. Dally ................            0           -
 All directors and executive officers
    as a group (11 persons) .....    4,123,818         53.7

   *Indicates less than 1%.
   (1) Includes 193,721 shares held by Mr. Brandt as trustee for the benefit of his children, 24,794 shares in the Brandt Family Foundation, and options exercisable by Mr. Brandt for 23,667 shares. Excludes 61,952 shares held by Mr. Brandt's wife as trustee for the benefit of their children.
   (2) Includes 48,400 shares held by Mrs. Stout as trustee for the benefit of her children, 120,032 shares held by her brother as trustee for the benefit of Mrs. Stout, and 10,725 shares in the Holcomb Family Foundation.
   (3) Includes 166,496 shares held by Mr. Graber as trustee for the benefit of his children, 13,972 shares in the Graber Family Foundation, and options exercisable by Mr. Graber for 3,267 shares. Excludes 35,734 shares held by Mr. Graber's wife as trustee for the benefit of their children.
   (4) Includes 203,280 shares held by Mr. Mathias as trustee for the benefit of his children, 2,180 shares in the Mathias Family Foundation, and options exercisable by Mr. Mathias for 17,667 shares.

  (5) Includes options exercisable by Mr. Blount for 15,500 shares.
   (6) Includes options exercisable by Mr. Gosa for 23,870 shares.
   (7) Includes options exercisable by Mr. Ritchie for 6,667 shares.
   (8) Includes options exercisable by Mr. Gerlach for 2,167 shares.
   (9) Includes options exercisable by Mr. Carroll for 3,267 shares.
   (10) Includes options exercisable by Mr. Wainwright for 2,904 shares.

   Messrs. Brandt, Graber and Mathias and Jeffrey S. Holcomb entered into a Voting Agreement, which extends through May 1996, unless sooner terminated or further extended with the consent of the parties. Under the Voting Agreement, each party (including Mrs. Stout as successor to Mr. Holcomb) has agreed to vote his or her shares in accordance with the instructions of one or more parties to the Voting Agreement who, individually or in the aggregate, then own a majority of the shares owned by the parties as a group. As of June 26, 1995, the parties to the Voting Agreement beneficially owned in the aggregate 4,787,844 shares, or 62.3% of Common Stock, and have indicated that they intend to vote for the election of the nominees for director named herein, for the approval of the Stock Option Plan for Non-Employee Directors and for the ratification of the selection of the Company's independent certified public accountants as set forth herein. The parties to the Voting Agreement own a sufficient number of shares to elect such directors, approve the Stock Option Plan for Non-Employee Directors and to ratify the selection of such accountants.


                   CERTAIN INFORMATION CONCERNING THE
                  BOARD OF DIRECTORS AND ITS COMMITTEES

   The Board of Directors held four regular meetings during the fiscal year ended April 30, 1995. Messrs. Brandt,
 Carroll, Gerlach, Graber, Mathias and Wainwright each attended all four meetings. Ms. Dally and Mr. Gosa attended the two meetings following their election to the Board.

   The Board of Directors has a Compensation Committee and an Audit Committee, each of which is composed of John T. Gerlach, Daniel T. Carroll and C. Anthony Wainwright. Mr. Gerlach serves as Chairperson of the Compensation Committee and Mr. Carroll serves as Chairperson of the Audit Committee. The Compensation Committee makes awards under and administers the Company's Stock Option Plan and reviews the compensation of officers of the Company. The Audit Committee reviews and reports to the Board with respect to various auditing and accounting matters, including the selection and fees of the Company's independent auditors, the scope of audit procedures, the nature of services to be performed by the independent auditors and the Company's accounting practices. The Audit

 Committee met four times and the Compensation Committee met three times during fiscal year 1995. Each Committee member attended all such meetings of the Committees. The Company does not have a standing Nominating Committee.

   During fiscal year 1995 the Board of Directors approved the establishment of a Charitable Foundation for the Company. Mr. Graber was appointed Chairperson of the Charitable Foundation and as such is compensated for attendance on a basis consistent with the compensation for meeting attendance for Audit and Compensation Committees of the Board.

   Directors who are not officers receive annual compensation of $15,000 plus $1,000 for attendance at each Board meeting and $500 for attendance at each Committee meeting. The
 Company bears the cost of all travel associated with performance of their responsibilities. Directors who are also officers do not receive directors' fees.

   During fiscal year 1995 the Board of Directors approved and established a "Non-management Director Retirement Plan" with non-management directors abstaining from the vote. The plan provides for each non-management director to receive a credit equal to fifty percent of the current annual retainer on the first day of each fiscal year. Each non-management director will receive a maximum of ten annual credits. Each non-management director will be vested in his or her total credits received at ten percent per year and be fully vested in all credits after ten years. Total vested credits will be paid to directors on the first day of each fiscal year commencing with the year immediately following retirement from the Board. Payments will be made in equal amounts over the same number of years served on the Board but not to exceed ten years. For existing directors elected in 1985 or later, provision is made for credits earned and vesting as if the plan had been adopted in 1989. For existing directors elected before 1985, provision is made for credits earned as if the plan had been adopted in 1984, vesting as if the plan had been adopted in 1989 and an increase in all limitations from ten to fifteen years.

   At the 1990 annual meeting the shareholders approved a Stock Option Plan for Non-Employee Directors (the "1990 Directors Plan"). No options may be granted under the 1990 Directors Plan after August 31, 1994. The 1990 Directors Plan provided that each non-employee director of the Company automatically received on the date he was initially elected as a director an option to purchase 1,000 shares. Each year thereafter eligible directors received additional automatic grants of options to acquire 1,000 shares. The exercise price for each option granted under the 1990 Directors Plan was 100% of the fair market value on the date of grant. Options granted under the 1990 Directors Plan have a term of four years and are exercisable as to one-third of the shares on the first anniversary of the date of grant and as to an additional one-third on each succeeding anniversary. During the last fiscal year, Messrs. Gerlach, Carroll, Wainwright and Graber were each granted options to purchase 1,000 shares at a price of $5.75 per share.

                       COMPENSATION OF EXECUTIVE OFFICERS

CASH COMPENSATION

                        SUMMARY COMPENSATION TABLE

   The following table sets forth the annual and long-term
compensation for the Company's named executive officers for
fiscal 1995, 1994 and 1993.
                                                                                 Long-Term
                                         Annual Compensation                    Compensation
                                     ------------------------------------   ----------------------
                                                               Other
         Name &            Fiscal                              Annual                  All Other
  Principal Position        Year       Salary      Bonus     Compensation   Options   Compensation

William F. Brandt, Jr.      1995     $255,200    $188,750     $  2,182(1)         0     $4,230(2)
Chairman and President      1994      238,233      68,750            0        5,000      4,013(2)
                            1993      234,700           0            0            0      4,010(2)

James J. Gosa               1995      185,200     135,900        1,813(3)         0      5,180(5)
Executive Vice President    1994      176,956      45,000       28,395(4)         0      6,134(5)
                            1993      164,826           0       54,034(4)    27,500      5,512(5)

Donald P. Mathias           1995      170,200     124,575            0            0      1,013(6)
Vice President, Assembly    1994      160,294      49,500            0        3,500        973(6)
and Distribution            1993      158,200           0            0            0      3,026(6)

David L. Blount             1995      152,175     111,600            0            0      2,738(7)
Vice President,             1994      139,962      39,875            0        2,500      2,370(7)
Component Manufacturing     1993      137,799           0            0        5,500      2,276(7)

C. Stokes Ritchie           1995      142,966      98,700      121,141(8)    20,000        129(9)
Vice President, Sales &     1994            0           0            0            0          0
Marketing                   1993            0           0            0            0          0

(1)  Company paid spouse travel.
(2) Contributions made on Mr. Brandt's behalf by the Company for the Investment Savings Stock Ownership Plan were $3,604, $3,387, and $3,385, for fiscal 1995, 1994 and 1993, respectively. Company-paid premiums for group life insurance made on Mr. Brandt's behalf were $626, $626, and $625, for fiscal 1995, 1994 and 1993, respectively.
(3)  Company paid spouse travel.
(4)  Relocation expenses.
(5) Contributions made on Mr. Gosa's behalf by the Company for the Investment Savings Stock Ownership Plan were $86 and $14 for fiscal 1995 and 1994, respectively. Company-paid premiums for group life insurance made on Mr. Gosa's behalf were $418, $331, and $331 in fiscal 1995, 1994, and 1993, respectively. Also, as part of Mr. Gosa's relocation, he was extended an interest-free loan. Relocation loans are available to all Company management. Using a 10% interest rate, the imputed savings to Mr. Gosa were $4,676, $5,803, and $5,181 in fiscal 1995, 1994, and 1993, respectively.
(6) Contributions made on Mr. Mathias' behalf by the Company for the Investment Savings Stock Ownership Plan were $86, $380, and $2,099 for fiscal 1995, 1994, and 1993, respectively. Company-paid premiums for group life insurance made on Mr. Mathias' behalf were $927, $593, and $927, for fiscal 1995, 1994, and 1993, respectively.
(7) Contributions made on Mr. Blount's behalf by the Company for the Investment Savings Stock Ownership Plan were $2,449, $2,081, and $1,988 for fiscal 1995, 1994, and 1993, respectively. Company-paid premiums for group life insurance made on Mr. Blount's behalf were $289, $289, and $288 in fiscal 1995, 1994, and 1993, respectively.
(8)  Relocation expenses and company-paid spouse travel.
(9) Company-paid premiums for group life insurance made on Mr. Ritchie's behalf were $129 in fiscal 1995.


                            OPTION GRANT TABLE

     The following table sets forth information concerning options granted during fiscal 1995 to the Company's named executive officers.

                                                                                     Potential Realizable
                                                                                     Value at Assumed
                                                                                     Annual Rates
                                                                                     of Stock Price
                                                                                     Appreciation
                                      Individual Grants                              For Option Term
- -----------------------------------------------------------------------------------  -----------------
                          Number of
                          Securities   % of Total
                          Underlying   Options Granted  Exercise
                          Options      to Employees     or Base          Expiration
Name                      Granted (#)  in Fiscal Year   Price ($/Share)  Date        5% ($)    10% ($)

William F. Brandt, Jr.          0
James J. Gosa                   0
Donald P. Mathias               0
David L. Blount                 0
C. Stokes Ritchie          20,000          100%           $5.63             5/6/98   $24,244   $52,211

  The option price of shares of Common Stock covered by the options granted under the 1986 Employee Stock Option Plan may not be less than 100% of the fair market value of the Common Stock on the date of the option grant (110% of fair market value if the stock option is an incentive stock option which is granted to an employee who is a 10% shareholder of the Company).

  Options are exercisable at a rate of 33% per year beginning on the first anniversary of the date on which the options were granted. The options must be exercised within twelve months after the cumulative increments equal 100%, at which time the options expire.

           OPTION EXERCISES AND YEAR-END VALUE TABLE

  The following table summarizes options exercised during fiscal
1995 and presents the value of unexercised options held by the Company's named executive officers at April 30, 1995.

                                                     Number of
                                                     Securities     Value of
                                                     Underlying     Unexercised
                                                     Unexercised    In-the-Money
                                                     Options        Options
                                                     at FY-End (#)  at FY-End ($)
                        Shares Acquired  Value       Exercisable/   Exercisable/
Name                    On Exercise (#)  Realized $  Unexercisable  Unexercisable

William F. Brandt, Jr.             0     $     0        23,667 E       $24,748 E
                                                         3,333 U             0 U

James J. Gosa                      0           0        34,925 E        71,107 E
                                                         9,075 U        17,014 U

Donald P. Mathias                  0           0        17,667 E        25,894 E
                                                         2,333 U         1,167 U

David L. Blount                3,300       6,072        15,500 E        29,167 E
                                                         3,500 U         6,772 U

C. Stokes Ritchie                  0           0             0 E             0 E
                                                        20,000 U             0 U

PENSION PLAN

   The Company maintains a non-contributory defined benefit pension plan for salaried employees. The plan covers substantially all employees who are compensated on the basis of a salary or a commission, or both, and who meet certain age and service requirements. Funding is determined on an actuarial basis. Benefits are based on a percentage of a participant's average compensation, including bonuses, for the five consecutive calendar years in the ten years before the participant's retirement that produce the highest compensation, and weighted for credited service. The plan acts as a continuation of a pension plan in effect for former employees of Boise Cascade Corporation. If an employee was a participant in the Boise Cascade plan, his or her benefit under the Company's plan cannot be less than the benefit he or she would have received under the Boise Cascade plan. The employee's benefit will be based upon both his or her credited service under the Boise Cascade plan and his or her credited service under the Company's plan. If an employee has seven or more years of credited service under the Boise Cascade plan, part of his or her benefit will be provided by the Boise Cascade plan. The Company's plan will provide the rest of the total benefit.

   As of April 30, 1995, the credited years of service for Messrs. Brandt, Mathias, Gosa, Blount, and Ritchie were 25, 31,
3, 18, and 0, respectively.

   The following table illustrates the annual pension benefits for retirement at age 65 under various levels of compensation and years of credited service. The figures in the table assume that the plan continues in its present form and that the participants elect a life annuity form of benefit.

  Final Average                Years of Credited Service
    Annual          -------------------------------------------------------
  Compensation            10           20           30            40

   $100,000........    $12,500      $25,000      $37,500       $50,000
    150,000........     18,750       37,500       56,250        75,000
    200,000........     25,000       50,000       75,000       100,000
    300,000........     37,500       75,000      112,000       120,000
    325,000........     40,625       81,250      121,875       162,500

   The IRS places limits on the amount of compensation that can be recognized under this plan as well as the maximum amount of retirement benefit that may be paid under the plan. These limits are indexed each year, so that the ultimate amount of benefit actually paid will depend on the year of retirement. For calendar year 1995, the maximum annual compensation which may be recognized is $150,000 and the maximum amount of benefit that may be paid is $120,000.

                   REPORT OF THE COMPENSATION COMMITTEE

   The Company's Executive Compensation Program is designed to assist in attracting, motivating, and retaining a senior management team capable of assuring the Company's long-term financial success, thereby rewarding shareholders and employees. The Compensation Program, administered for all executives including the Chief Executive Officer, has three primary elements: (1) a base salary, (2) an annual incentive bonus, and
(3) incentive stock options. The Program seeks to provide total compensation over the long-term that is sufficient to retain those who deliver superior performance.

   Base salaries for all executive officers have been competitively established based on salaries paid for like positions in comparable companies. These salaries are reviewed annually. Based on a national survey of executive officers' base pay in companies that manufacture durable goods with sales between $100 and $250 million, the Company's executive officers as a group, excluding the chief executive, are paid at the average market rate. Compared to the same survey, the Company's chief executive has a current base pay that is slightly below the average market rate of other chief executives. As is the case with the salaried administration policy for the entire Company, adjustments to executive officer base salaries result from a demonstrated increase in skill sets or from market-level changes in comparable positions. During fiscal year 1995, the Company's Chief Executive Officer did not receive a base salary increase.

   The annual incentive bonus reflects both Company financial performance and each executive officer's contribution to that performance. All executive officers are eligible for an annual bonus, with a maximum potential of one times the annual base pay of each officer. Executive officers are eligible for incentive bonuses only if the Company is profitable for the fiscal year. Seventy percent of the potential bonus is based on the Company's return on investment performance. In fiscal 1995, under this portion of the plan, individual bonuses where paid at 48% of annual salary. Thirty percent of the potential bonus is discretionary, and is based on the Committee's subjective evaluation of individual performance for each of the executive officers during the fiscal year. Bonus payments, ranging from 22.5% to 27.5% of base salary, under this portion of the plan were made for fiscal 1995. Criteria considered for the Chief Executive Officer includes executive talent development, progress in strategically positioning the Company, and various operating performance measures such as sales, profitability, quality, delivery and safety.

   The Company's 1986 Employee Stock Option Plan, which was approved by the shareholders in 1986, is designed to encourage management to act in a manner that is consistent with the long-term interests of the shareholders. Stock option grants reflect the Compensation Committee's estimation of each executive officer's present and potential contribution to the performance of the Company, as well as the number and value of prior grants. During fiscal 1995, a stock option grant of 20,000 shares was made to C. Stokes Ritchie, Vice President, Sales and Marketing in conjunction with his joining the Company. No other officer received an option grant during the year.

                                          John T. Gerlach, Chairperson
                                                     Daniel T. Carroll
                                                 C. Anthony Wainwright

                              PERFORMANCE GRAPH

   Set forth below is a graph comparing the five year cumulative total shareholder return from investing $100 on May 1, 1990 in American Woodmark Corporation common stock, the S&P 500 index of companies, and the S&P Home Furnishings and Appliance index of companies:


                        1990   1991   1992   1993   1994   1995

American Woodmark      $100.0  $53.1  $53.1  $53.1  $77.3  $77.3

S&P 500                 100.0  117.6  134.0  146.4  154.2  181.1

S&P Home Furnishings    100.0   99.5  137.3  143.1  177.7  164.2
and Appliance Index



Source:  Bloomberg Financial Markets

                       CERTAIN TRANSACTIONS

     The Company leases its headquarters from Amwood Associates, a partnership of which Messrs. Brandt, Mathias and Graber, and Mrs. Stout are the partners. The lease commenced on March 18, 1986 and has a remaining term of six years at which time it may be cancelled by either party. Rental payments are $30,809 per month, subject to annual increases, not to exceed 7%, based on changes in the Consumer Price Index. During the fiscal year ended April 30, 1995, the Company made payments under the lease in the amount of $364,508. The rent under the lease was established by an independent appraisal and is on terms which the Company believes are at least as favorable to the Company as those which could be obtained from unaffiliated third parties.

                  ITEM 2--RATIFICATION OF SELECTION OF
                     INDEPENDENT PUBLIC ACCOUNTANTS

     Upon the recommendation of the Audit Committee, the Board of Directors has selected Ernst & Young LLP as independent certified public accountants to audit the Financial Statements of the Company for fiscal year 1996, and has directed a vote of shareholders to be taken to ascertain their approval or disapproval of that selection. If the shareholders do not ratify the selection of Ernst & Young LLP, other independent auditors will be considered by the Board of Directors.

     Representatives of Ernst & Young LLP will be present at the meeting of the Company's shareholders. Such representatives will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

     The Board of Directors recommends a vote "FOR" ratification of the selection of Ernst & Young LLP as independent auditors of the Company for fiscal year 1996.

                      ITEM 3--STOCK OPTION PLAN FOR
                         NON-EMPLOYEE DIRECTORS

There will be presented to the annual meeting a proposal that the shareholders approve a new Stock Option Plan for Non-Employee Directors (the "Directors Plan"). The purpose of the Directors Plan is to attract and retain the services of experienced and qualified outside directors of the Company who are not eligible to participate in the Company's employee benefit plans in a way that enhances the identification of directors' interests with those of the shareholders. The grantees of options under the Directors Plan are not entitled to receive option grants under the 1986 Employee Stock Option Plan. The Directors Plan is set forth as Exhibit A. The following summary of the Directors Plan is qualified in its entirety by reference to Exhibit A.

     The number of shares of the Company's Common Stock for which options may be granted under the Directors Plan is limited to 30,000, which is approximately .4% of the number of shares outstanding at June 26, 1995. This limit, the option prices and the number of shares subject to outstanding options, will be appropriately adjusted for stock dividends, stock splits, recapitalization, combinations of shares and other changes affecting the Company's stock. Shares for which options have expired may again be optioned under the Directors Plan. Presently, six persons are eligible to participate in the Directors Plan.

     The Directors Plan provides that, subject to shareholder approval, each of the six non-employee directors of the Company would receive an option to purchase 1,000 shares (subject to adjustments for recapitalization, stock splits, and similar events occurring after the grant under the Directors Plan). The exercise price of the options per share will be the average of the highest and lowest reported sale prices per share for the Company's Common Stock on the NASDAQ National Market System on the date of grant. In addition, each person who subsequently is elected a director will automatically receive on the next date of the anniversary of the initial grant an option to purchase 1,000 shares under the Directors Plan. Each year thereafter (as long as and to the extent shares are available under the Directors
Plan) eligible directors will receive additional automatic grants of options to acquire 1,000 shares. Only non-statutory options may be granted under the Directors Plan.

     The exercise price for each option granted under the Directors Plan will be 100% of the fair market value on the date of grant; no consideration will be paid to the Company for the granting of the option. Options granted under the Directors Plan will have a term of four years and will be exercisable as to one-third of the shares on the first anniversary of the date of grant and as to an additional one-third on each succeeding anniversary. If an optionee ceases to serve as a director of the Company before the option becomes exercisable, the option will terminate on the date of such termination of service as a director. If an optionee ceases to serve as a director of the Company after the option becomes exercisable in whole or in part, the option will terminate three months after the date of termination, or on expiration of the option, whichever is earlier. Options granted under the Directors Plan are non-transferable other than by will or the laws of descent and distribution upon the death of the optionee and, during the lifetime of the optionee, are exercisable only by him or her. Payment upon exercise of an option under the Directors Plan may be made in cash or with shares of the Company's Common Stock of equivalent value.

     Under present federal income tax law, no taxable income will result to an outside director upon grant of an option under the Directors Plan and there will be no tax effect on the Company. Upon exercise of a non-statutory option an outside director would generally realize as ordinary income for federal and state income tax purposes an amount equal to the excess of the fair market value of the shares purchased over the exercise price on the exercise date when exercised six months or more after the date of grant.

     The Directors Plan will not become effective until the Directors Plan is approved by shareholders as proposed herein.

     The Board of Directors will administer the Directors Plan. The Directors Plan may be terminated, modified or amended by the shareholders of the Company. The Board of Directors may also terminate the Directors Plan or modify or amend it in certain respects as set forth in the Directors Plan. No options may be granted under the Directors Plan after August 31, 1999.

VOTE REQUIRED

     Approval of the Directors Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock voting at the annual meeting.

     The Board of Directors believes that the approval of the Stock Option Plan for Non-Employee Directors is in the best interest of the Company and, accordingly, recommends a vote "FOR" approval of the Directors Plan.


                              OTHER BUSINESS

     If any other business properly comes before the meeting, your proxy may be voted by the persons named in it in such manner as they deem proper.

     At this time management does not know of any other business which will be presented to the meeting.

PROPOSALS BY SHAREHOLDERS FOR PRESENTATION AT 1996 ANNUAL MEETING

     Proposals which any shareholder intends to present to the 1996 Annual Meeting of Shareholders must be received by the Company no later than March 15, 1996.

                                     By Order of the Board of
                                     Directors


                                     Carol Lentz
                                     Secretary
July 17, 1995

Exhibit A

                       AMERICAN WOODMARK CORPORATION
               1995 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

               PART I.  PLAN ADMINISTRATION AND ELIGIBILITY

I. PURPOSE

     The purpose of this Non-Employee Directors Stock Option Plan (the "Directors Plan") of American Woodmark Corporation (the "Company") is to encourage ownership in the Company by non-employee members of the Board of Directors (the "Board") of the Company, in order to promote long-term shareholder value and to provide non-employee members of the Board with an incentive to continue as directors of the Company.

II. ADMINISTRATION

     The Directors Plan shall be administered by the Board. Grants of stock options ("Options") under the Directors Plan shall be automatic as described in Section VII. However, the Board shall have all powers vested in it by the terms of the Directors Plan, including, without limitation, the authority (within the limitations described herein) to prescribe the form of the agreement embodying awards of stock options under the Directors Plan, to construe the Directors Plan, to determine all questions arising under the Directors Plan, and to adopt and amend rules and regulations for the administration of the Directors Plan as it may deem desirable. Any decision of the Board in the administration of the Directors Plan, as described herein, shall be final and conclusive. The Board may act only by a majority of its members in office, except that members thereof may authorize any one or more of their number or any officer of the Company to execute and deliver documents on behalf of the Board. No member of the Board shall be liable for anything done or omitted to be done by him or any other member of the Board in connection with the Directors Plan, except for his own willful misconduct or as expressly provided by statute.

III. PARTICIPATION IN THE DIRECTORS PLAN

     The Terms "parent corporation" and "subsidiary corporation," as used in this Plan, shall have the meanings given them in
Section 424(e) and (f) of the Internal Revenue Code of 1990, as amended (the "Internal Revenue Code"), and the term "subsidiary corporation" shall also mean an unconsolidated subsidiary, whether or not 50%-owned.

IV. STOCK SUBJECT TO THE DIRECTORS PLAN

     The maximum number of shares of the Company's Common Stock ("Shares") that may be issued upon exercise of Options granted pursuant to the Directors Plan shall be 30,000, subject to adjustment as provided in Section XII. Shares that have not been issued under the Directors Plan allocable to Options and portions of Options that expire or terminate unexercised may again be subject to a new Option.

                             PART II. OPTIONS

V. NON-STATUTORY STOCK OPTIONS

     All Options granted under the Directors Plan shall be non-statutory in nature and shall not be entitled to special tax treatment under Section 422 of the Internal Revenue Code.

VI. OPTION EXERCISE PRICE

     The Option exercise price shall be the fair market value of the Shares subject to such Option on the date the Option is granted, which shall be the average of the highest and lowest reported sale prices per share of the Shares on the NASDAQ National Issues Transaction Tape (or if there have been no transactions, the average of the bid and asked prices) on the date of grant.

VII. TERMS, CONDITIONS AND FORM OF OPTIONS

     Each Option shall be evidenced by a written agreement in such form as the Board shall from time to time approve, which agreement shall comply with and be subject to the following terms and conditions:

          A. Option Grant Date. Each director of the Company who is eligible to be granted an Option hereunder on the effective date of the Directors Plan (as provided in Section
     XIII) shall automatically receive an Option to purchase 1,000 Shares. Each director newly elected by the Company's shareholders after the effective date who is eligible to be granted Options hereunder on the anniversary date of the Option grant shall automatically receive an Option to purchase 1,000 Shares on the date of such Directors Plan anniversary. Each director shall annually thereafter on the anniversary date of his first Option grant automatically receive an Option to purchase 1,000 shares. If at any time under the Directors Plan there are not sufficient shares available to fully permit the automatic Option grants described in this paragraph, the Option grants shall be reduced pro rata (to zero if necessary) so as not to exceed the number of shares available.

          B. Options Not Transferable. An Option shall not be transferable by the optionee otherwise than by will, or by the laws of descent and distribution, and shall be exercised during the lifetime of the optionee only by him or her. An Option transferred by will or by the laws of descent and distribution may be exercised by the optionee's personal representative within one year of the date of the optionee's death to the extent the optionee could have exercised the Option on the date of his or her death. No Option or interest therein may be transferred, assigned, pledged or hypothecated by the optionee during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

          C. Exercise of Options. An Option shall be exercisable as to one-third of the number of shares on the first anniversary of the Date of Grant, and as to an additional one-third of the number of shares on each succeeding anniversary until fully exercisable. No Option may be exercised:

               1. before the Directors Plan is approved by shareholders of the Company;

               2. after the expiration of four(4) years from the date the Option is granted; provided, however, that each Option shall be subject to termination before its date of expiration as hereinafter provided;

               3. except by written notice to the Company at its principal office, stating the number of Shares the optionee has elected to purchase, accompanied by payment in cash and/or by delivery to the Company of Shares (valued at fair market value on the date of exercise) in the amount of the full Option exercise price for the Shares being acquired thereunder; and

               4. only at such time as an optionee is a director of the Company, or within three (3) months after the date the optionee ceases to be a director of the Company, to the extent then exercisable.

VIII. WITHHOLDING

     Upon the transfer of Shares as a result of the exercise of an option, the Company shall have the right to retain or sell without notice sufficient Shares (taken at the last reported sales price of such Shares on the NASDAQ National Market Issues Transaction Tape on such date or dates as may be determined by the Board, but not more than five business days prior to the date on which such Shares would otherwise have been delivered) to cover the amount of any federal or state income tax required by any government to be withheld or otherwise deducted and paid with respect to such payment and the exercise of the Options, remitting any balance to the optionee; provided, however, that the optionee shall have the right to provide the Company with the funds to enable it to pay such tax.

IX. MODIFICATION, EXTENSION AND RENEWAL OF OPTIONS

     The Board shall have the power to modify, extend or renew outstanding Options and to authorize the grant of new Options in substitution therefor, provided that any such action may not have the effect of altering or impairing any rights or obligations of any person under any Option previously granted without the consent of the optionee.

                        PART 3. GENERAL PROVISIONS

X. TERMINATION

     The Directors Plan shall terminate upon the earlier of:

          A. the adoption of a resolution of the Board terminating the Directors Plan; or

          B. August 31, 1999.

No termination of the Directors Plan shall without his or her consent materially and adversely affect any of the rights or obligations of any person under any Option previously granted under the Directors Plan.

XI. LIMITATION OF RIGHTS

          A. No Right to Continue as a Director. Neither the Directors Plan nor the granting of an Option nor any other action taken pursuant to the Directors Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain any person as a director for any period of time.

          B. No Shareholder's Rights Under Options. An optionee shall have no rights as a shareholder with respect to Shares covered by his or her Options until the date of exercise of the Option, and, except as provided in Section XII, no adjustment will be made for dividends or other rights for which the record date is prior to the date of such exercise.

XII. CHANGES IN CAPITAL STRUCTURE

     In the event of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the corporate structure or capitalization affecting the Shares, the number of Shares that may be issued under the Directors Plan, and the number of Shares subject to or the Option exercise price per Share under any outstanding Option, shall be adjusted automatically so that the proportionate interest of the participant shall be maintained as before the occurrence of such event. Such adjustment in outstanding Options, with a corresponding adjustment in the Option exercise price per Share, shall be made without change in the total Option exercise price applicable to the unexercised portion of the Option, and any such adjustment shall be conclusive and binding for all purposes of the Directors Plan.

XIII. EFFECTIVE DATE OF THE DIRECTORS PLAN

     The Directors Plan shall be effective on the date of adoption by the shareholders of the Company.

XIV. AMENDMENT OF THE DIRECTORS PLAN

     The Board may suspend or discontinue the Directors Plan or revise or amend the Directors Plan in any respect; provided, however, that without approval of the shareholders no revision or amendment shall increase the number of Shares subject to the Directors Plan (except as provided in Section XII) or materially increase the benefits accruing to participants under the Directors Plan.

XV. NOTICE

     Any written notice to the Company required by any of the provisions of the Directors Plan shall be addressed to the Treasurer of the Company and delivered personally or mailed first class, postage prepaid to the Company at its principal business address.

XVI. MISCELLANEOUS PROVISIONS

          A. Securities Laws. No Shares shall be issued hereunder if counsel for the Company advises that such issuance would constitute a violation of applicable securities laws.

          B. Ratification. By accepting any Option or other benefit under the Directors Plan, each participant and each person claiming under or through such person shall be conclusively deemed to have given his or her acceptance and ratification of, and consent to, any action taken by the Company or the Board.

[DESCRIPTION]  PROXY CARD

                        AMERICAN WOODMARK CORPORATION
          PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
         ANNUAL MEETING OF SHAREHOLDERS TO BE HELD AUGUST 23, 1995

     The undersigned hereby appoints Richard A. Graber and Donald P. Mathias (each with power to act alone and with power of substitution) as proxies, and hereby authorizes them to represent and vote, as directed on the reverse side, all the shares of Common Stock of American Woodmark Corporation held of record by the undersigned on June 26, 1995, at the annual meeting of shareholders to be held on August 23, 1995, and any adjournment thereof.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR proposals 1 and 2.

              (Continued and to be signed on the other side)

     I plan to attend the meeting. ___


1.  ELECTION OF DIRECTORS
                                   NOMINEES: William F. Brandt, Jr.,
FOR all nominees     WITHHOLD                Donald P. Mathias, C. Anthony
listed to the        AUTHORITY               Wainwright, Martha M. Dally, James
right (except as     to vote for             J. Gosa, Richard A. Graber, John T.
indicated hereon)    all nominees            Gerlach, Daniel T. Carroll
                     listed to the
                     right

    ---                   ---


(INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the line provided below.)

      ------------------------------------------------------------------


2. PROPOSALS TO RATIFY THE SELECTION OF ERNST & YOUNG LLP as independent certified public accountants of the Company.

               FOR             AGAINST             ABSTAIN

               ---               ---                 ---

3. To consider and vote upon a proposal to approve a Stock Option Plan for Non-Employee Directors;

               FOR             AGAINST             ABSTAIN

               ---               ---                 ---
    and

4. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

           Date ____________________________________, 1995

           _______________________________________________
           Signature

           _______________________________________________
           Signature

    Please sign exactly as name appears to the left. Executors, trustees, etc., should so indicate when signing. If a corporation, sign in full corporate name by authorized officer. If a partnership, sign in partnership, sign in partnership name by authorized person.

     Please date, sign and return this Proxy in the enclosed envelope.




"PLEASE MARK INSIDE BLUE BOXES SO THAT DATA PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"